ALPINE SERIES TRUST
AMENDMENT TO THE
PROSPECT SERVICING AGREEMENT

THIS AMENDMENT dated as of the 28th day of October, 2008, to the Prospect Servicing Agreement, dated as of March 10, 2003, as amended (the “Agreement”), is entered into by and among Alpine Series Trust, a Delaware business trust (the “Trust”), Alpine Woods Capital Investors, LLC (the “Adviser”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into a Prospect Servicing Agreement; and

WHEREAS, Section 7 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ALPINE SERIES TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Sheldon R. Flamm	By: /s/ Michael R. McVoy

Name: Sheldon R. Flamm	Name: Michael R. McVoy

Title: Vice President/Treasurer	Title: Executive Vice President

ALPINE WOODS CAPITAL INVESTORS, LLC

By: /s/ Samuel A. Lieber

Name: Samuel A. Lieber

Title: President

Exhibit A
to the
Alpine Series Trust Prospect Servicing Agreement

Fund Names

Separate Series of Alpine Series Trust

Name of Series	Date Added
Alpine Dynamic Balance Fund	06/06/01
Alpine Dynamic Dividend Fund	08/28/03
Alpine Dynamic Financial Services Fund	11/01/05
Alpine Dynamic Innovators Fund	07/11/06
Alpine Dynamic Transformations Fund	12/31/07
Alpine Accelerating Dividend Fund f/k/a Alpine Dividend Growth Fund	effective on or after 10/31/08